Exhibit 23.10

CONSENT OF PROPOSED DIRECTOR NOMINEE

The undersigned hereby consents to being named as an individual proposed to become a director of Surgical Care Affiliates, Inc. and to the inclusion of his biographical and other information in the Registration Statement on Form S-1 (Registration No. 333-190998) of ASC Acquisition LLC and in all subsequent amendments and post-effective amendments or supplements thereto (and any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments and post-effective amendments or supplements thereto), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Sharad Mansukani, M.D.
Sharad Mansukani, M.D.

Dated: September 30, 2013